PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED FEBRUARY 1, 2002)                REGISTRATION NO. 333-76502

                                 SEPRACOR INC.

                                  $500,000,000
 PRINCIPAL AMOUNT OF 5 3/4% CONVERTIBLE SUBORDINATED NOTES WITH AUTO-CONVERSION
                         PROVISION DUE 2006 (SNAPS-SM-)
                            ------------------------

                       8,333,333 SHARES OF COMMON STOCK,
                           $0.10 PAR VALUE PER SHARE
                            ------------------------

    The information in this prospectus supplement concerning the selling securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined herein shall have the meaning given to them in the prospectus. The information set forth under the caption "Selling Securityholders" in the prospectus is supplemented as follows:

                            SELLING SECURITYHOLDERS

    We originally sold the SNAPs on November 14, 2001 to Robertson
Stephens, Inc., as initial purchaser. The initial purchaser of the SNAPs has advised us that the SNAPs were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the SNAPs and/or shares of the common stock issuable upon conversion of the SNAPs pursuant to this prospectus.

    Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the SNAPs and the shares of our common stock issuable upon conversion of the SNAPs and to keep the registration statement effective until the earlier of:

    - such date when no transfer restricted securities remain outstanding; and

    - such date that is two years after the latest date of original issuance.

    The selling securityholders may choose to sell SNAPs and/or the shares of common stock issuable upon conversion of the SNAPs from time to time. The transfer of the securities is further discussed under the heading "Plan of Distribution."

    The following table sets forth:

    (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of SNAPs and/or shares of common stock issuable upon conversion of the SNAPs pursuant to the registration statement,

    (2) the principal amount of SNAPs and the number of shares of our common stock issuable upon conversion of the SNAPs which they may sell from time to time pursuant to the registration statement, and

    (3) the amount of outstanding SNAPs and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the SNAPs.

    To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

    A selling securityholder may offer all or some portion of the SNAPs and shares of the common stock issuable upon conversion of the SNAPs. Accordingly, no estimate can be given as to the amount or percentage of SNAPs or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their SNAPs since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.
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    The information contained under the column heading "Shares of Common Stock
That May be Sold" assumes conversion of the full amount of the SNAPs held by the holder at the initial rate of $60.00 in principal amount of the SNAPs per share of common stock.

                                                                                SHARES OF
                                         AMOUNT OF       AMOUNT OF SNAPS         COMMON          SHARES OF COMMON
                                           SNAPS           OWNED BEFORE     STOCK THAT MAY BE   STOCK OWNED BEFORE
NAME                                  THAT MAY BE SOLD       OFFERING             SOLD               OFFERING
----                                  ----------------   ----------------   -----------------   ------------------
AIG/National Union Fire Insurance...    $    490,000       $    490,000             8,166                  0
AIG Soundshore Holdings Ltd.........       9,918,000          9,918,000           165,300                  0
AIG Soundshore Opportunity Holding
  Fund Ltd..........................       5,537,000          5,537,000            92,283                  0
AIG Soundshore Strategic Holding
  Fund Ltd..........................       3,545,000          3,545,000            59,083                  0
Alpha U.S. Sub Fund VIII, LLC.......         600,000            600,000            10,000                  0
Alta Partners Holdings, LDC.........      20,000,000         20,000,000           333,333                  0
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd................       3,500,000          3,500,000            58,333                  0
Argent LowLev Convertible Arbitrage
  Fund Ltd..........................       1,000,000          1,000,000            16,666                  0
Aristeia International Limited......      16,380,000         16,380,000           273,000                  0
Aristeia Partners, L.P..............       4,620,000          4,620,000            77,000                  0
Bear, Stearns & Co. Inc.............       4,250,000          4,250,000            70,833            144,697(1)(2)
BNP Paribas Equities Strategies
  SNC...............................       2,640,000          2,640,000            44,000             56,634
Boilermakers Blacksmith Pension
  Fund..............................         700,000            700,000            11,666
BTES--Convertible Arb...............       1,000,000          1,000,000            16,666                  0
BTPO--Growth vs. Value..............       4,000,000          4,000,000            66,666                  0
CALAMOS-Registered Trademark- Market
  Neutral Fund--
  CALAMOS-Registered Trademark-
  Investment Trust..................      10,000,000         10,000,000           166,666                  0
Clinton Multistrategy Master Fund,
  Ltd...............................       7,300,000          7,300,000           121,666                  0
Clinton Riverside Convertible
  Portfolio Limited.................       7,300,000          7,300,000           121,666                  -
COBRA Master Fund, Ltd..............       1,000,000          1,000,000            16,666                  0
Consulting Group Capital Markets
  Funds.............................         250,000            250,000             4,166                  0
CooperNeff Convertible Strategies
  Fund LP...........................       1,016,000          1,016,000            16,933                  0
Credit Suisse First Boston Corp.....      20,000,000         20,000,000           333,333                  0
Deephaven Domestic Convertible
  Trading Ltd.......................      17,900,000         17,900,000           298,333                  0
Delaware PERS.......................         825,000            825,000            13,750
Deutsche Banc Alex Brown Inc........       6,200,000          6,200,000           103,333                  0
Equitable Life Assurance Separate
  Account Convertibles..............       1,165,000          1,165,000            19,416
Fidelity Advisor Series I: Fidelity
  Advisor Mid-Cap Fund(3)...........       1,590,000          1,590,000            26,500                  0
Fidelity Advisor Series VII:
  Fidelity Advisor BioTechnology
  Fund(3)...........................         120,000            120,000             2,000                  0
Fidelity Select Portfolios:
  BioTechnology Portfolio(3)........       9,880,000          9,880,000           164,666                  0
Fidelity Commonwealth Trust:
  Fidelity Mid-Cap Stock Fund(3)....       3,410,000          3,410,000            56,833                  0
First Union Securities..............      17,500,000         17,500,000           291,666                  0
F.R. Convt. Sec. Fn.................          75,000             75,000             1,250
Goldman Sachs and Company...........         100,000            100,000             1,666                  0
Grace Brothers, Ltd.................       1,000,000          1,000,000            16,666                  0
Grace Brothers Management LLC.......       3,500,000          3,500,000            58,333                  0
Granville Capital Corporation.......      19,000,000         19,000,000           316,666             43,299(2)
HFR Master Fund, Ltd................          60,000             60,000             1,000                  0
Highbridge International............      44,000,000         44,000,000           733,333                  0
ICI American Holdings Trust.........         300,000            300,000             5,000
JMG Capital Partners LP.............       4,500,000          4,500,000            75,000                  0
JPMorgan Securities Inc.............      37,000,000         37,000,000           616,666                  0
KBC Financial Products USA Inc......       7,000,000          7,000,000           116,666                  0
KD Offshore Fund C.V................         500,000            500,000             8,333                  0
Kellner, Dileo & Co.................         500,000            500,000             8,333                  0
Lehman Brothers Inc.................       9,500,000          9,500,000           158,333                  0
Lipper Convertibles, L.P............      12,500,000         12,500,000           208,333                  0
Lipper Offshore
  Convertibles, L.P.................       7,500,000          7,500,000           125,000                  0
Man Convertible Bond Master Fund,
  Ltd...............................       5,112,000          5,112,000            85,200                  0
Marathon Global Convertible Master
  Fund, Ltd.........................      14,000,000         14,000,000           233,333                  0
Morgan Stanley......................       5,000,000          5,000,000            83,333                  0
Newport Investments Inc.............       1,500,000          1,500,000            25,000                  0
Oakwood Healthcare Inc. Pension
  Plan..............................         160,000            160,000             2,666                  0
Ondeo Nalco.........................         120,000            120,000             2,000
Onex Industrial Partners............       3,000,000          3,000,000            50,000             46,446(1)
Pebble Capital Inc..................       1,000,000          1,000,000            16,666             10,522(1)

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
                                                                                SHARES OF
                                         AMOUNT OF       AMOUNT OF SNAPS         COMMON          SHARES OF COMMON
                                           SNAPS           OWNED BEFORE     STOCK THAT MAY BE   STOCK OWNED BEFORE
NAME                                  THAT MAY BE SOLD       OFFERING             SOLD               OFFERING
----                                  ----------------   ----------------   -----------------   ------------------
Robertson Stephens..................     100,000,000        100,000,000         1,666,666                  0
SAM Investments LDC.................      25,000,000         25,000,000           416,666                  0
SG Cowen Securities.................      20,000,000         20,000,000           333,333                  0
Silvercreek Limited Partnership.....       2,000,000          2,000,000            33,333             18,706(1)
Silvercreek II Limited..............       4,000,000          4,000,000            66,666             28,428(1)
St. Thomas Trading, Ltd.............       8,388,000          8,388,000           139,800                  0
Starvest Combined Portfolio.........         525,000            525,000             8,750
State of Oregon/Equity..............       2,625,000          2,625,000            43,750
Sturgeon Limited....................         344,000            344,000             5,733                  0
Syngenta AG.........................         135,000            135,000             2,250
TCW Group, Inc......................       7,890,000          7,890,000           131,500                  0
Tribeca Investments L.L.C...........      50,000,000         50,000,000           833,333            820,254(1)(2)
White River Securities L.L.C........       4,250,000          4,250,000            70,833             80,633(1)(2)
Whitebox Convertible Arbitrage
  Partners, L.P.....................       5,000,000          5,000,000            83,333                  0
UBS O'Connor LLC F/B/O UBS Global
  Equity Arbitrage Master Ltd.......      14,000,000         14,000,000           233,333                  0
Zeneca Holdings Trust...............         200,000            200,000             3,333
Zola Partners, L.P..................         500,000            500,000             8,333                  0

------------------------------
(1) Assumes conversion of the full amount of 7% convertible subordinated debentures due 2005 held by the holder at the rate of $62.4375 in principal amount of the debentures per share of the common stock.
(2) Assumes conversion of the full amount of 5% convertible subordinated debentures due 2007 held by the holder at the rate of $92.38 in principal amount of the debentures per share of the common stock.
(3) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp, a Massachusetts corporation.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 18, 2002